UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 5, 2015

Date of Report (Date of earliest event reported)

Summer Infant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33346	20-1994619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Address of principal executive offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Succession

On May 5, 2015, Carol Bramson resigned as Chief Executive Officer for Summer Infant, Inc. (the “Company”), effective immediately. She will continue to serve as a director of the Company.

The Board of Directors (the “Board”) of the Company subsequently appointed Robert Stebenne, 62, the Company’s current President and Chief Operating Officer, to the role of Chief Executive Officer, effective immediately. Mr. Stebenne will continue to serve as the Company’s President and Chief Operating Officer. Biographical information for Mr. Stebenne and a description of Mr. Stebenne’s current compensation arrangements are included in the Company’s Amendment No. 1 to Annual Report on Form 10-K, filed with the Securities and Exchange Commission on May 1, 2015 (the “Form 10-K/A”) and such information is incorporated herein by this reference.  The Board has not yet determined the compensation Mr. Stebenne will receive for his appointment as Chief Executive Officer.

Appointment of New Director

On May 5, 2015, the Board increased the size of the Board to nine members and appointed Alan Mustacchi as a director of the Company.  He will serve as a member of the Audit Committee, replacing Dan Almagor. As an independent director, Mr. Mustacchi will be compensated for his service as provided under the Board’s existing director compensation program as described in the Form 10-K/A.  Mr. Mustacchi was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. Mustacchi and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01                                           Other Events.

On May 5, 2015, the Board approved certain changes to the structure of the Board, effective immediately.  Dan Almagor was appointed as executive Chairman of the Board. Mr. Almagor has been a director of the Company since November 2009.  Richard Wenz was appointed as Lead Director of the Board and as Chairman of the Nominating/Governance Committee.  Mr. Wenz has been a director of the Company since March 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: May 7, 2015	By:	/s/ William E. Mote, Jr.
	Name:	William E. Mote, Jr.
	Title:	Chief Financial Officer